                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box: [ ]
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                              The Shaw Group Inc.
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                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                               [SHAW GROUP LOGO]

                              THE SHAW GROUP INC.
                         11100 MEAD ROAD, SECOND FLOOR
                          BATON ROUGE, LOUISIANA 70816

To the Shareholders of The Shaw Group Inc.

     Enclosed is a Notice of the 1998 Annual Meeting of Shareholders of The Shaw Group Inc. and a Proxy and Proxy Statement relating to the Annual Meeting. The Annual Meeting will be held on January 23, 1998 at 2:00 p.m., at the Hilton Hotel, 5500 Hilton Avenue, Baton Rouge, Louisiana. The Proxy Statement describes the matters to be acted upon at the meeting.

     You are urged to sign and return the accompanying Proxy so that you may be sure that your shares will be voted.

                                            Sincerely,

                                            /s/ J. M. Bernhard, Jr.

                                            J. M. Bernhard, Jr.
                                            Chairman of the Board, President
                                            and Chief Executive Officer

Baton Rouge, Louisiana

December 22, 1997

                       NOTICE OF THE 1998 ANNUAL MEETING
                               OF SHAREHOLDERS OF
                              THE SHAW GROUP INC.

To the Holders of the Common Stock:

     PLEASE TAKE NOTICE that the 1998 Annual Meeting of Shareholders of The Shaw Group Inc., a Louisiana corporation (the "Company"), will be held at the Hilton Hotel, 5500 Hilton Avenue, Baton Rouge, Louisiana, on January 23, 1998, at 2:00 p.m. to consider and act upon:

          (1) the election of six members to the Board of Directors; and

          (2) such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on December 9, 1997, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ T. A. Barfield, Jr.
                                            T. A. Barfield, Jr.
                                            Secretary

Baton Rouge, Louisiana

December 22, 1997


                                   IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE INDICATE YOUR WISHES, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY, FOR WHICH A RETURN ENVELOPE IS PROVIDED.

                              THE SHAW GROUP INC.
                         11100 MEAD ROAD, SECOND FLOOR
                          BATON ROUGE, LOUISIANA 70816

                                PROXY STATEMENT


     The accompanying Proxy is solicited on behalf of the Board of Directors of The Shaw Group Inc. (the "Company") for use at the 1998 Annual Meeting of Shareholders to be held on January 23, 1998, at 2:00 p.m., at the Hilton Hotel, 5500 Hilton Avenue, Baton Rouge, Louisiana, and any adjournments thereof. Only shareholders of record at the close of business on December 9, 1997 will be entitled to notice of, and to vote at, this Annual Meeting. The Company anticipates that this Proxy Statement and the accompanying Proxy will be first sent or given to the Company's shareholders on approximately December 22, 1997.


GENERAL

     The purpose of the Annual Meeting is to consider and act upon the matters which are listed in the accompanying Notice of Annual Meeting and set forth in this Proxy Statement. The holders of shares having a majority of the voting power of the Company's common stock, no par value (the "Common Stock"), issued and outstanding and entitled to vote thereat shall be present in person or represented by proxy to constitute a quorum for the transaction of business at the Annual Meeting. The shares held by each shareholder who signs and returns the enclosed form of Proxy will be counted, in accordance with the voting procedures outlined below, for purposes of determining the presence of a quorum at the meeting, whether or not the shareholder abstains on all matters or any matter to be acted on at the meeting. Abstentions are counted toward the calculation of a quorum. Broker non-votes (which result when a broker holding shares for a beneficial owner has not received voting instructions on certain matters from such beneficial owners) will be counted toward fulfillment of quorum requirements. Any shareholder giving a Proxy has the power to revoke it at any time before it is exercised by providing written notice of revocation to the Secretary of the Company or by filing a Proxy of a later date with the Secretary of the Company.

     The enclosed form of Proxy provides a means for a shareholder to vote for all the nominees for director listed thereon, to withhold authority to vote for one or more of such nominees, or to withhold authority to vote for all of such nominees. The Company's by-laws provide that directors are elected by a plurality of the votes cast. There is no cumulative voting. Accordingly, the withholding of authority by a shareholder (including broker non-votes) will not be counted in computing a plurality and thus will have no effect on the results of the election of such nominees. Each Proxy will be voted in accordance with the shareholder's directions.

     The enclosed form of Proxy also provides a means for a shareholder to vote for, against or abstain from voting on any other matters as may properly come before the Annual Meeting or any adjournments thereof. Approval of any other matters as may properly come before the Annual Meeting will also require the affirmative vote of a majority of the voting power present in person or represented by proxy and entitled to vote at the Annual Meeting.

     Unless the shareholder specifies otherwise, a Proxy in the accompanying form which is properly executed and duly returned will be voted FOR the election of the six nominees listed hereinafter under the caption "Election of Directors."

     The cost of preparing, assembling, printing and mailing this Proxy Statement, the form of Proxy, and the Notice of Annual Meeting of Shareholders will be paid by the Company. In addition to solicitation by use of the mails, solicitation of Proxies may also be made personally by certain directors, officers and employees of the Company, and no additional compensation will be paid to such individuals. Proxies will also be solicited by Corporate Investor Communications, Inc., whose fee of $3,000 plus out-of-pocket expenses will be paid by the Company. The Company will also supply brokers or persons holding stock in their names or in the names of their nominees with such number of Proxies, proxy materials and annual reports as they may require for mailing to beneficial owners and will reimburse them for their reasonable expenses incurred in connection therewith.

     On November 30, 1996, the Company had issued and outstanding and entitled to vote 12,488,393 shares of the Common Stock. The Common Stock is the only outstanding class of voting securities of the Company.


VOTING RIGHTS OF COMMON STOCK


     The Company's articles of incorporation, as restated, provide that each outstanding share of Common Stock will entitle the holder thereof to five votes, except that holders of outstanding shares of Common Stock with respect to which there have been certain specified changes in beneficial ownership during the four years immediately preceding the record date (December 9, 1997) will be entitled to one vote per share. Thus, shares owned on or before December 9, 1993 and as to which there has been no such changes in beneficial ownership since that date, are entitled to five votes per share. Under these provisions, shares issued in the Company's initial public offering in December 1993 are entitled to five votes per share (if no intervening change in beneficial ownership has occurred) but shares issued by the Company in the public offering in December 1996 and January 1997 will be entitled to only one vote per share. See "Determination of Beneficial Ownership" on page 16 for a more detailed discussion of the provisions of the Company's articles of incorporation, as restated, relating to the voting rights of the holders of the shares of Common Stock and the manner of determination thereof.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Common Stock as of November 30, 1997 (except as otherwise noted) with respect to (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each executive officer of the Company as of August 31, 1997, and each executive officer of the Company as of the date of this Proxy Statement, director and nominee for director of the Company, and (iii) all such executive officers and directors as a group. Each of the following shareholders has sole voting and investment power with respect to shares beneficially owned by such shareholder, except to the extent that authority is shared by spouses under applicable law or as otherwise noted. The Common Stock constitutes the only class of equity securities of the Company which is outstanding.


                                                     BENEFICIAL   OWNERSHIP    PERCENT OF
             NAME OF BENEFICIAL OWNER                  SHARES      PERCENT    VOTING POWER
             ------------------------                ----------   ---------   ------------
J. M. Bernhard, Jr. ...............................  1,408,146      11.2%         32.0%
  11100 Mead Road
  Baton Rouge, Louisiana 70816
G. Ray Wilkie, Jr. (1).............................    322,738       2.6%          7.1%
A. W. Angelo.......................................    262,757       2.1%          6.0%
Frank Fronek (2)...................................    104,000          *            *
Albert McAlister (3)...............................     71,792          *          1.6%
Richard F. Gill (4)................................     62,500          *            *
Ronald D. Brown, Jr. (5)...........................     54,750          *            *
George R. Shepherd (6).............................     27,900          *            *
Michael H. Wootton (7).............................     26,500          *            *
John W. Sinders, Jr. (8)...........................     19,750          *            *
George P. Bevan (9)................................     16,990          *            *
David W. Hoyle (10)................................     13,250          *            *
John W. Dalton, Sr. ...............................      8,050          *            *
L. Lane Grigsby (11)...............................      7,600          *            *
Edward L. Pagano...................................        200          *            *
N. Andrew Dupuy, Jr................................         --         --           --
William H. Grigg...................................         --         --           --
All executive officers, directors and nominees for
  director as a group (17 persons) (12)............  2,405,923      19.1%         48.1%


---------------

  *  less than 1%

 (1) Includes 15,000 shares of which Mr. Wilkie may be deemed to be beneficial owner as a result of rights that he may exercise to acquire beneficial ownership within 60 days.

 (2) Includes 12,500 shares owned of record by Mr. Fronek's spouse and 29,000 shares of which Mr. Fronek may be deemed to be the beneficial owner as a result of rights that Mr. Fronek may exercise to acquire beneficial ownership within 60 days.

 (3) Includes 2,750 shares of which Mr. McAlister may be deemed to be beneficial owner as a result of rights that he may exercise to acquire beneficial ownership within 60 days.


 (4) Includes 40,000 shares owned by a company controlled by Mr. Gill.


 (5) Includes 8,750 shares of which Mr. Brown may be deemed to be beneficial owner as a result of rights that he may exercise to acquire beneficial ownership within 60 days.

 (6) Includes 8,750 shares of which Mr. Shepherd may be deemed to be beneficial owner as a result of rights that he may exercise to acquire beneficial ownership within 60 days.

 (7) Includes 26,500 shares of which Mr. Wootton may be deemed to be beneficial owner as a result of rights that he may exercise to acquire beneficial ownership within 60 days.

 (8) Includes 2,750 shares of which Mr. Sinders may be deemed to be beneficial owner as a result of rights that he may exercise to acquire beneficial ownership within 60 days.

 (9) Includes 5,740 shares owned of record by Mr. Bevan's spouse and 11,250 shares of which Mr. Bevan may be deemed to be beneficial owner as a result of rights that he may exercise to acquire beneficial ownership within 60 days.


(10) Includes 2,000 shares owned of record by Mr. Hoyle's spouse and 2,750 shares of which Mr. Hoyle may be deemed to be beneficial owner as a result of rights that he may exercise to acquire beneficial ownership within 60 days.


(11) Includes 2,750 shares of which Mr. Grigsby may be deemed to be beneficial owner as a result of rights that he may exercise to acquire beneficial ownership within 60 days.


(12) Includes 20,240 shares owned of record by spouses of executive officers and directors and 110,250 shares of which executive officers and directors may be deemed to be the beneficial owners as a result of rights they may exercise to acquire beneficial ownership within 60 days.


ELECTION OF DIRECTORS

     During the fiscal year ended August 31, 1997, each of Dale R. Brown and Bret M. Talbot resigned from the Board of Directors and from the employ of the Company. Mr. Talbot was the Company's Chief Financial Officer and Treasurer and Mr. Brown was the Chairman of Alloy Piping Products, Inc., a wholly-owned subsidiary of the Company. The vacancies created by these resignations were not filled by the Board of Directors at the time they were created. At its December 8, 1997 meeting, the Board of Directors decreased the number of directorships from nine to six, and nominated J. M. Bernhard, Jr., Albert McAlister, L. Lane Grigsby, David W. Hoyle, John W. Sinders, Jr. and William H. Grigg as nominees for director to be considered at the 1998 Annual Meeting. The terms of present directors Frank Fronek and George R. Shepherd will expire at the 1998 Annual Meeting. Each nominee is presently a director of the Company, except Mr. Grigg. Each director is to be elected for a term of one year and to serve until the next annual meeting of shareholders or until his successor is elected and qualified. The enclosed form of Proxy confers discretionary authority with respect to the election of directors, but no authority under the Proxy will be exercised to vote for the election of any person as a director, other than the persons named in this Proxy Statement who have been nominated by the present Board of Directors, unless, for some reason not presently known, one or more of such nominees should become unavailable. In such event, it is intended that the Proxy would be voted for a substitute nominee or nominees who would be designated by the Board of Directors prior to the shareholders' meeting. In order to be elected as a director, a nominee must receive a plurality of the votes cast by the holders of Common Stock. The name and age, principal occupation or employment, and other data regarding each nominee, based on information received from the respective nominees, are set forth below:

          J. M. BERNHARD, JR., age 43, founder of the Company, has been President and Chief Executive Officer of the Company since its inception in September 1987. He has also been a director of the Company since its inception. Mr. Bernhard has been Chairman of the Board since August 1990. Mr. Bernhard has spent the last 20 years in the pipe fabrication business. Immediately prior to his position with the Company, Mr. Bernhard was Vice President and General Manager of Sunland Services and served on the Board of Directors of Barnard and Burk Engineers & Constructors.

          ALBERT MCALISTER, age 46, has been a director of the Company since April 1990 and has served on the Company's Audit Committee since November 1993. He also served on the Company's Compensation Committee from November 1993 to March 1995. Since 1975, Mr. McAlister has been a partner in the law firm of McAlister & McAlister, P.A. in Laurens, South Carolina. He also served as Chairman of the Democratic Party in South Carolina from 1990 until 1994.

          L. LANE GRIGSBY, age 56, has served as a director of the Company since January 1995 and a member of its Compensation Committee since March 1995. Mr. Grigsby is also the Chairman of the Board of Cajun Contractors, Inc., for which he also served as President and Chief Executive Officer from April 1973 to June 1994. He has 30 years of experience in the industrial construction industry. He also serves as an officer or director for several industry and charitable organizations, including the Associated Builders and Contractors and the Louisiana Association of Business and Industry.

          DAVID W. HOYLE, age 59, has served as a director of the Company since January 1995 and a member of its Compensation Committee since March 1995. He has also served as a member of the Audit Committee since September 1996. For the past eleven years, he has been self-employed primarily as a real estate developer and has been a member of the Senate Chamber of the North Carolina General Assembly since 1992. Senator Hoyle serves as a director of several private corporations, as well as several civic, educational and charitable organizations.

          JOHN W. SINDERS, JR., age 42, has served as a director of the Company since March 1995. He also served as a member of the Audit Committee from March 1995 to September 1996. He has served as a managing director of Jefferies & Company, Inc. since 1993. From 1987 to 1993, Mr. Sinders served as a managing director of Howard Weil Labouisse Friedrichs Incorporated and a member of the Board of Directors of Howard Weil from 1990 to 1993. Prior to joining Howard Weil, he was a partner with the law firm of McGlinchey, Stafford, Mintz, Cellini & Lang.

          WILLIAM H. GRIGG, age 65, is a new nominee for director. Mr. Grigg is the retired chairman and Chief Executive Officer of Duke Power. Mr. Grigg began his career at Duke Power in 1963. He served as chairman and Chief Executive Officer from April 1994 to June 1997. Prior to being elected chairman, he served as vice chairman for three years. Mr. Grigg is on the board of directors of Hatteras Income Securities Inc., Nations Fund, Inc., Research Triangle Foundation, Associated Electric and Gas Insurance Services Ltd., and the Charlotte-Mecklenburg Hospital Authority. He is a member of several civic and charitable organizations, serves on the board of advisors of Duke University's Fuqua School of Business, and is vice chairman of Southeastern Electric Exchange.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE SIX NOMINEES FOR DIRECTOR.

BOARD MEETINGS, COMMITTEES AND COMPENSATION

     During the fiscal year ended August 31, 1997 ("fiscal 1997"), nine meetings of the Board of Directors were held. Each incumbent director who is a nominee for re-election attended at least 75% of aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which each such director served during fiscal 1997. The Board of Directors has no nominating or other committee performing similar functions at this time. The following directors presently serve on the Audit
Committee: Albert McAlister and David W. Hoyle. In September 1996, Mr. Hoyle replaced John W.

Sinders, Jr. on the Audit Committee. The Audit Committee met three times during fiscal 1997. The primary functions of the Audit Committee are as follows: to review the scope and timing of the audit and non-audit services rendered by the Company's independent accountants; to review their reports upon completion of their audits; to review the appropriateness of the Company's accounting policies, the adequacy of its financial controls and the reliability of the financial information reported to the public; and to report to the Board of Directors on its activities. The following directors presently serve on the Compensation Committee: L. Lane Grigsby and David W. Hoyle. The Compensation Committee met five times in fiscal 1997. The primary functions of the Compensation Committee are to provide a general review of the Company's compensation and benefit plans to determine if they meet corporate objectives. In addition, the Compensation Committee reviews the Chief Executive Officer's recommendations on (i) compensation of all officers of the Company, (ii) granting of awards under the Company's 1993 Employee Stock Option Plan and its other benefit plans, and (iii) the adoption of and/or changes to major Company compensation policies and practices.

MANAGEMENT OF THE COMPANY

     The following table provides information with respect to (i) all persons who were serving as executive officers of the Company on August 31, 1997, and
(ii) all persons who, as of the date of this Proxy Statement, are serving as executive officers of the Company. As a result of recent corporate restructuring, Messrs. Dalton, Fronek and Wootton, while still employed as officers of Company subsidiaries, are no longer serving as executive officers of the Company. Mr. Dupuy was not serving as an executive officer of the Company as of August 31, 1997. Each executive officer has been elected to serve until his successor is duly appointed or elected by the Board of Directors or his earlier removal or resignation from office.


                  NAME                                      POSITION
                  ----                                      --------
J. M. Bernhard, Jr......................    President and Chief Executive Officer
Edward L. Pagano........................    Chief Financial Officer and Treasurer
George R. Shepherd......................    Executive Vice President
A. W. Angelo............................    Executive Vice President
G. Ray Wilkie, Jr.......................    Executive Vice President
George P. Bevan.........................    Executive Vice President
Ronald D. Brown, Jr.....................    President of Shaw Manufacturing &
                                            Services, Inc.*
N. Andrew Dupuy, Jr.....................    President of Shaw Power Services, Inc.*
Richard F. Gill.........................    President of Shaw Process & Industrial
                                            Group, Inc.*
Frank Fronek............................    Executive Vice President of Shaw Power
                                            Services, Inc.*
John W. Dalton, Sr......................    Executive Vice President of Shaw Process
                                            and Industrial Group, Inc.*
Michael H. Wootton......................    Executive Vice President of Shaw Power
                                            Services, Inc.*


---------------

* wholly-owned subsidiaries of the Company

     J.M. BERNHARD, JR. -- See "Election of Directors".

     EDWARD L. PAGANO, age 39, joined the Company in May 1997, and has been the Company's Chief Financial Officer and Treasurer since that time. Prior to his employment with the Company, Mr. Pagano spent eight years with Kvaerner John Brown, where he was Senior Vice President and Chief Financial Officer for its U.S. operations. Kvaerner John Brown, a division of Kvaerner a.s. of Oslo, Norway, is the third largest engineering and construction company in the world, specializing in providing total turnkey projects in the chemical, hydrocarbon and pharmaceutical industries. Previously, Mr. Pagano worked for four years as Controller for URS Consultants, Inc., an engineering and construction consulting firm located in Paramus, New Jersey.

     GEORGE R. SHEPHERD, age 59, joined the Company in August 1993 as its Vice President of Operations and served as its Chief Operating Officer from November 1995 to December 1997. Mr. Shepherd has been a director of the Company since March 1995, but is not standing for reelection at the 1998 Annual Meeting. Prior to joining the Company, Mr. Shepherd served as President of International Piping Systems, Inc. from March 1984 to July 1993. He has spent the last 39 years in the pipe fabrication business.

     A. W. ANGELO, age 65, joined the Company in September 1987 and has been Executive Vice President of the Company since September 1990. Mr. Angelo served as a director of the Company from August 1990 to March 1995. Mr. Angelo served as President of Lone Star Fabricators, Inc., a wholly-owned subsidiary of the Company located in Texas City, Texas which was closed in August of 1994, from March 1990 until July 1993. Mr. Angelo has spent the last 41 years in the pipe fabrication business.

     G. RAY WILKIE, JR., age 52, joined the Company in March 1988 and served as Vice President of B. F. Shaw, Inc., a wholly-owned subsidiary of the Company, from September 1990 until May 1993 and President of B. F. Shaw, Inc. from May 1993 until November 1995, when he was appointed Executive Vice President of the Company. Mr. Wilkie also served as a director of the Company from January 1993 to March 1995. Mr. Wilkie has spent the last 30 years in the pipe fabrication business.

     GEORGE P. BEVAN, age 50, has been employed by the Company since September 1994, and has been Executive Vice President of the Company since April 1997. Mr. Bevan was previously a Vice President of the Company. Prior to joining the Company, Mr. Bevan was a senior partner in the law firm of Bevan-Hernandez, which he began in 1991. He was also President of Southern United Financial Corporation, an insurance and financial services company from 1987 to 1994.

     RONALD D. BROWN, JR., age 44, has been employed by the Company since April 5, 1996, when the Company purchased all of the outstanding capital stock of his family's business, Alloy Piping Products, Inc. ("APP"), a manufacturer of specialty stainless and carbon steel pipe fittings and other stainless pipe products located in Shreveport, Louisiana. Upon acquisition, Mr. Brown became APP's President. Mr. Brown now serves as the President of Shaw Manufacturing and Services, Inc., a wholly-owned subsidiary of the Company. Mr. Brown has over 25 years experience in the pipe fittings manufacturing business.

     N. ANDREW DUPUY, JR., age 42, has been employed by the Company since February 20, 1997, when the Company purchased all of the outstanding capital stock of United Crafts, Inc. ("UCI"), an industrial construction and maintenance company based in Baton Rouge, Louisiana. After the acquisition, Mr. Dupuy remained as UCI's President, a position he held until December 1997. Mr. Dupuy is now President of Shaw Power Services, Inc., a wholly-owned subsidiary of the Company. Mr. Dupuy has over 24 years experience in the industrial construction and maintenance industry.

     RICHARD F. GILL, age 54, has been employed by the Company since March 20, 1997, when the Company acquired certain assets of Merit Industrial Constructors, Inc. and other affiliated entities ("Merit"), which companies were owned by Mr. Gill and members of his family. Mr. Gill is the President of Shaw Process and Industrial Group, Inc., a wholly-owned subsidiary of the Company. Mr. Gill was President of Merit since it was founded in January 1982. Merit was an industrial construction and maintenance firm based in Baton Rouge, Louisiana. Mr. Gill has over 30 years experience in the industrial construction and maintenance industry.

     FRANK FRONEK, age 49, has served the Company as the President of Fronek Company and F.C.I. Pipe Support Sales since April 1994, when such businesses were acquired by the Company. Mr. Fronek has been a director of the Company since May 1994, but is not standing for reelection at the 1998 Annual Meeting. Prior to joining the Company, Mr. Fronek was the owner and President of such businesses, which he founded in 1980 and 1986, respectively. He has 26 years experience in the engineering and design of piping systems and piping support systems.

     JOHN W. DALTON, SR., age 47, was an Executive Vice President of the Company from April 1995 to August 1997, and is now an Executive Vice President of Shaw Process and Industrial Group, Inc., a wholly-owned subsidiary of the Company. Immediately prior to joining the Company, he was employed by the Bechtel Group (an engineering and construction firm) in various positions for 19 years, most recently as Manager of Business Development. His experience includes, among other things, positions in construction, manufacturing, project management, procurement and contracts, as well as managerial and financial functions.

     MICHAEL H. WOOTTON, age 51, has been employed by the Company since October 1991, was President of Shaw International, Inc., a wholly-owned subsidiary of the Company, since April 1993 and is now an Executive Vice President of Shaw Power Services, Inc., a wholly-owned subsidiary of the Company. Prior to his employment with the Company, Mr. Wootton was President of Connex Pipe Systems. Mr. Wootton has spent the last 28 years in the pipe fabrication business.

EXECUTIVE COMPENSATION


     The following table contains compensation data for the last three fiscal years for the Company's Chief Executive Officer and its four other most highly compensated executive officers during fiscal 1997 (the "Named Executive Officers"). As noted above, Messrs. Fronek, Wootton and Dalton were executive officers of the Company as of August 31, 1997, but are not as of the date hereof.


                           SUMMARY COMPENSATION TABLE


                                                                                         LONG-TERM
                                                    ANNUAL COMPENSATION                 COMPENSATION
                                      -----------------------------------------------    SECURITIES
                                      FISCAL                           OTHER ANNUAL      UNDERLYING     ALL OTHER
    NAME AND PRINCIPAL POSITION       YEAR(1)    SALARY      BONUS    COMPENSATION(5)    OPTIONS(#)    COMPENSATION
    ---------------------------       -------   --------    -------   ---------------   ------------   ------------
J. M. Bernhard, Jr.                    1997     $500,000         --       $54,531(5)           --        $ 4,750(8)
  President, Chief Executive           1996     $500,000         --            --              --        $ 2,630
  Officer and Chairman of the Board    1995     $500,000         --            --              --        $ 2,265
Frank Fronek                           1997     $225,000    $65,000(3)          --         12,000(6)     $ 4,750(8)
  Executive Vice President of          1996     $219,231    $65,000(3)          --         12,000(6)     $ 4,750
  Shaw Power Services, Inc.            1995     $200,000         --            --           5,000(6)     $ 4,620
George R. Shepherd                     1997     $225,000         --            --              --        $ 5,875(9)
  Executive Vice President             1996     $183,750         --            --              --        $ 2,928
                                       1995     $165,000         --(4)                     35,000(7)     $ 2,984
Michael H. Wootton                     1997     $215,000         --            --              --        $ 4,750(7)
  Executive Vice President of          1996     $178,333         --            --              --        $ 3,208
  Shaw Power Services, Inc.            1995     $162,500         --(4)          --         65,000(7)     $ 3,805
John W. Dalton, Sr.                    1997     $191,667         --            --              --        $64,650(10)
  Executive Vice President of Shaw     1996     $175,000         --            --              --        $   750
  Process and Industrial Group, Inc.   1995     $ 62,500(2)      --            --          35,000(7)     $     0


---------------

 (1) The Company's fiscal year ends on August 31.


 (2) Mr. Dalton did not join the Company until April 1995.



(3) The bonuses for fiscal 1996 and 1997 were awarded to Mr. Fronek under his employment agreement with the Company. See "Employment Agreements."



 (4) Bonuses were awarded for fiscal 1995 to several named executive officers under the Company's Annual Incentive Compensation Plan. The fiscal 1995 bonuses, however, were awarded in performance shares and not cash. Such performance shares will vest in three years, have a value that increases or decreases proportionally with the Company's book value and are to be redeemed in cash within 90 days after the end of the fiscal year ending August 31, 1998. The values as of August 31, 1995 of the performance shares awarded to Messrs. Shepherd and Wootton were $6,600, and $6,400, respectively.



 (5) Personal benefits, except those in 1997 for Mr. Bernhard, have not been disclosed in the "Other Annual Compensation" column since, in the aggregate, they did not exceed the lesser of either $50,000 or 10% of the total salary and bonus. As a result of Company recordkeeping procedures, the amount disclosed in the 1997 column for Mr. Bernhard constitutes total personal benefits for the period January 1, 1996 through December 31, 1996. Of the total, $37,909 represents Mr. Bernhard's personal use of Company transportation.



 (6) Denotes shares of Common Stock of the Company that may be purchased upon exercise of options granted under Mr. Fronek's employment agreement with the Company. The options reported in the fiscal 1995 column were awarded to Mr. Fronek during fiscal 1994, but were "repriced" during fiscal 1995, and, as a result, have been reported in the fiscal 1995 column. The options awarded during fiscal 1996 and 1997 are also subject to the Company's 1993 Employee Stock Option Plan. See "Employment Agreements."



 (7) Denotes shares of Common Stock of the Company that may be purchased upon exercise of options granted under the Company's 1993 Employee Stock Option Plan. Such options were awarded to Messrs. Shepherd and Wootton during fiscal 1994, but were "repriced" during fiscal 1995, and, as a result, have been reported in the fiscal 1995 column.



 (8) Represents the Company's contribution on behalf of the officer to the Company's 401(k) plan.



 (9) Of such amount, $4,750 represents the Company's contribution on behalf of Mr. Shepherd to the Company's 401(k) plan and $1,125 represents term life insurance premiums paid by the Company for life insurance coverage for him.



(10) Represents (i) a $4,750 contribution by the Company on Mr. Dalton's behalf to the Company's 401(k) plan and (ii) the forgiveness during fiscal 1997 of a $59,900 loan previously made by the Company to Mr. Dalton.


OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding the grants of options to purchase shares of the Company's Common Stock that were made under the Company's 1993 Employee Stock Option Plan to any of the Company's Chief Executive Officer and the Named Executive Officers during fiscal 1997:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                  POTENTIAL REALIZABLE
                                                                                    VALUE AT ASSUMED
                                                                                     ANNUAL RATE OF
                          NUMBER OF    % OF TOTAL                                      STOCK PRICE
                          SECURITIES     OPTIONS                                    APPRECIATION FOR
                          UNDERLYING   GRANTED TO    EXERCISE                        OPTION TERM(2)
                           OPTIONS      EMPLOYEES     PRICE       EXPIRATION      ---------------------
          NAME            GRANTED(1)   FISCAL YEAR   $/SHARE         DATE            5%          10%
          ----            ----------   -----------   --------   ---------------   ---------   ---------
Frank Fronek............    12,000        13.31%     $32.875    August 31, 2007    $248,099    $628,731

---------------

(1) The options are subject to the terms of the 1993 Employee Stock Option Plan.

(2) Based upon the closing price of a share of the Company's Common Stock listed on the New York Stock Exchange on the last trading day of the Company's fiscal year ended August 31, 1996.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth (i) the shares acquired upon exercise of options by any of the Company's Chief Executive Officer and the Named Executive Officers during fiscal 1997 and the aggregate value realized therefrom and (ii) the value at August 31, 1997 of the unexercised options held by any of the Chief Executive Officer and Named Executive Officers during fiscal 1997:

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES


                                                              NUMBER OF
                                                               SHARES
                                                             UNDERLYING
                                                             UNEXERCISED
                                                               OPTIONS                VALUE OF UNEXERCISED
                                                           FISCAL YEAR-END   IN-THE-MONEY OPTIONS AT FISCAL YEAR END
                        SHARES ACQUIRED       VALUE         EXERCISABLE/     ---------------------------------------
         NAME           ON EXERCISE(#)    REALIZED($)(1)    UNEXERCISABLE    EXERCISABLE(2)(3)   UNEXERCISABLE(3)(4)
         ----           ---------------   --------------   ---------------   -----------------   -------------------
Frank Fronek..........          --                 --             29,000/0       $223,122                   --
George R. Shepherd....      17,500           $246,103             0/17,500             --             $275,625
Michael H. Wootton....       6,000           $ 76,500        10,250/32,500       $161,438             $511,875
John W. Dalton,
  Sr. ................       8,750           $ 90,781             0/17,500             --             $260,313


---------------

(1) The exercise price of each reported option exercise ranged from $5.875 to $6.75 per share with a weighted average exercise price of $6.11, and the fair market value of the Common Stock at the time of each exercise ranged from $17.125 to $19.938 per share with a weighted average fair market value of $18.93 per share.

(2) The exercise prices of the reported options range from $5.875 per share to $9.594 per share with a weighted average exercise price of $7.51.

(3) The values are based upon the closing price reported on the New York Stock Exchange of the Common Stock on August 31, 1997 ($21.625).

(4) The exercise prices of the reported options range from $5.875 per share to $6.75 per share with a weighted average exercise price of $6.10.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The persons serving as members of the Compensation Committee of the Board of Directors during fiscal 1997 were L. Lane Grigsby and David W. Hoyle. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal 1996. No executive officer of the Company served during fiscal 1997 as a director or as a member of the Compensation Committee of another entity, one of whose executive officers served as a director or on the Compensation Committee of the Company.

DIRECTOR COMPENSATION

     Each non-employee director of the Company receives a fee of $10,000 per year and $750 for each meeting of the Company's Board of Directors attended. Each non-employee director serving on a committee of the Board receives a fee of $250 for each committee meeting attended. Directors are also reimbursed for certain expenses in connection with their attendance at board and committee meetings. In addition, pursuant to the Company's 1996 Non-Employee Director Stock Option Plan (the "Director Plan"), each non-employee director received an option to purchase 5,000 shares of the Company's Common Stock on the effective date (July 14, 1996) of the Director Plan. These options vest in 25% increments in each of the four years following grant. In addition, each non-employee director will be awarded an additional option to purchase 1,500 shares of the Company's Common Stock on an annual basis upon his or her election or reelection to the Board. Such options will vest one year from the date of award. The exercise price for all options granted under the Director Plan is the closing price of a share of the Company's Common Stock reported on the New York Stock Exchange on the date of award.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     General. The Compensation Committee of the Board of Directors (the "Committee") has been appointed by the Board as the administrator of the Company's compensation program for executive officers and key employees. During fiscal 1997, the Committee was comprised of two non-employee directors, L. Lane Grigsby and David W. Hoyle.

     The duties of the Committee generally are to review (a) the Company's compensation and benefit plans to determine if they meet corporate objectives and (b) the Chief Executive Officer's recommendations regarding (i) the compensation of all officers of the Company; (ii) awards under the Company's 1993 Employee Stock Option Plan (for which the Committee serves as administrator) and its other benefit plans; and (iii) the adoption of and/or changes to major Company compensation policies and practices.

     In performing the above described duties, the Committee seeks to attain the following corporate objectives: (i) to attract, motivate and retain competent employees focused on enhancing shareholder value; (ii) to correlate compensation with Company objectives and strategies; (iii) to provide compensation opportunities that are linked to the performance of the Company; and (iv) to align employee incentives with those of the Company's shareholders. No specific weighting is assigned to any of these objectives by the Committee in making decisions regarding compensation for the Chief Executive Officer (the "CEO") or executives or key employees of the Company.

     Set forth below is a discussion of the Company's executive compensation program, including a description of the decisions and actions of the Committee during fiscal 1997 with respect to compensation for the CEO and executive officers and key employees of the Company as a group.

  Management Compensation

     Base Salary. In determining appropriate base salaries, the Committee considers competitive market forces as they relate to attracting and retaining highly talented executives. The Committee also considers job responsibility, experience, tenure and the cost of living in the areas where the Company's offices and facilities are located, among other factors, in setting base salary levels. Late in fiscal 1996, based upon recommendations of the CEO and in light of additional responsibilities necessitated by the Company's recent acquisitions and growth, the Committee approved additional raises for certain members of the Company's executive and senior management, including Messrs. Fronek, Shepherd, Wootton and Dalton. The Committee believes that such raises will encourage such persons to continue in the employ of the Company.

     Cash Bonuses. Prior to the fiscal year ended August 31, 1994 ("fiscal 1994"), the Company historically distributed 16% to 20% of its annual earnings in bonuses, which were discretionary, and the amounts of any such bonus awarded to particular executives, other than the CEO, were determined by the CEO in consultation with other executive officers of the Company based on factors such as performance and overall contributions to the Company. During fiscal 1994, the performance of the Company was significantly lower than its expectations, and, as a result, no bonuses were paid to employees. During fiscal 1995, the Company retained the services of an independent firm to evaluate the compensation practices of the Company. This firm recommended, and the Committee approved, the adoption of an Annual Incentive Compensation Plan (the "Incentive Plan") for the Company. The Incentive Plan provides for annual bonuses to all salaried employees (other than the CEO) of the Company and its domestic subsidiaries, if the Company achieves certain targets, which are based upon a minimum return on equity. The Incentive Plan provides that the bonus pool awarded for payment shall be 50% of the amount that net profit after taxes exceeds the target. Any such bonuses will be paid out partially in cash (to be paid as soon as practical after the end of the fiscal year to which the bonus relates) and partially in performance shares, which will (i) vest in three years; (ii) have a value that increases or decreases proportionally with the Company's book value; and (iii) be paid in cash within 90 days after the third anniversary of the fiscal year end to which the bonus relates. The Incentive Plan also establishes certain caps on the aggregate bonus (cash plus performance shares) that can be awarded to any employee thereunder. The caps are based upon a percentage of the employee's salary, with the percentages ranging from 15% to 50% depending upon the employee's position in the Company. Those employees with a higher position in the Company may receive a greater percentage of their salary in bonuses awarded under the Incentive Plan.

     In fiscal 1997, the Company did not attain the threshold required for payment of bonuses under the Incentive Plan, which threshold was based on net book value at the beginning of the fiscal year multiplied by the treasury rate plus 2%. Subsidiaries that were acquired during fiscal 1997 were not included in the Company's financial results that were used in determining whether the threshold under the Incentive Plan was achieved for fiscal 1997.


     Awards of Stock Options and Restricted Stock. The Company's 1993 Employee Stock Option Plan (the "Option Plan") is maintained by the Company to provide key employees, including employee-directors, with an additional incentive to promote the financial success of the Company as reflected in increased value in the Company's Common Stock. Stock options granted to key employees and executives have generally been long-term (10 years) and vest in 25% annual increments beginning one year from the date of grant. The Company has used, and plans to continue to use the award of stock options to align the interests of the recipients with the interests of the Company's shareholders and to provide an incentive for the key employees or executives to remain in the employ of the Company. During fiscal 1997, the Committee granted options covering a total of 90,135 shares of Common Stock. In addition, effective as of July 21, 1997, the Board of Directors of the Company approved an amendment to the Option Plan that provides for restricted stock as an additional type of award that may be made thereunder. The Committee has the sole discretion to determine the terms and conditions of the award of shares of restricted stock, but in no event may shares of restricted stock vest less than six months after the date of award. Effective after the end of fiscal 1997, the Committee awarded Mr. Dalton 15,000 shares of restricted stock that vest only if Mr. Dalton is continuously employed by the Company in a position of equal or greater rank on July 14, 2001. The Committee believes that awards of restricted stock, such as the one made to Mr. Dalton, serve to align the officer's interests with that of the Company's shareholders and provide an incentive to the officer to remain in the Company's employ.

  Compensation of the Chief Executive Officer

     In September 1993, prior to the creation of the Committee, the Company's Board of Directors (other than Mr. Bernhard) determined that Mr. Bernhard's base salary should be $500,000 annually. At such time, the Board, in setting his base salary, sought to ensure that Mr. Bernhard would continue with the same strategies and manner of operating the Company as he had in the past and to ensure that he would not leave the employ of the Company. The Board, other than Mr. Bernhard, also determined in 1993 that Mr. Bernhard would be entitled to such annual bonuses as determined by the Compensation Committee (which, at that time had not yet been formed), plus other various prerequisites and benefits. The Board believed at such time, and the Committee continues to believe, that Mr. Bernhard's actions create value for the Company and its shareholders. The Board, later in 1993, approved an Employment Agreement between the Company and Mr. Bernhard that incorporated the compensation package previously approved by the Board, among other things. Further, in August 1997, Mr. Bernhard's Employment Agreement was amended to provide for a term expiring on December 31, 2007. See "Employment Agreements" elsewhere in this Proxy Statement, where Mr. Bernhard's Employment Agreement is discussed in greater detail.


     While Mr. Bernhard may be awarded such bonuses as the Committee, in its discretion, may determine, no bonus was awarded to Mr. Bernhard for fiscal 1997. Moreover, the Committee has not awarded any stock options or shares of restricted stock to Mr. Bernhard because of Mr. Bernhard's significant holdings in the Company's Common Stock. The Committee believes that his interests are sufficiently aligned with those of the Company's shareholders as a result of such stock holdings.


                                            THE COMPENSATION COMMITTEE

                                            L. Lane Grigsby
                                            David W. Hoyle

EMPLOYMENT AGREEMENTS

     The Company and Mr. Bernhard are parties to an Employment Agreement (the "Employment Agreement") pursuant to which Mr. Bernhard has agreed to serve as the Company's President and Chief Executive Officer. The initial term of the Employment Agreement expired on December 31, 1996, but was automatically extended for a three-year period in accordance with provisions of the Employment Agreement since either party terminated the agreement in accordance with its terms. As of August 21, 1997, the Company and Mr. Bernhard amended the Employment Agreement to provide for a term expiring on December 31, 2007, with automatic one-year extensions thereafter unless one of the parties notifies the other in writing of his or its intention to terminate at least three months prior to the relevant December 31st. The Employment Agreement provides that Mr. Bernhard will receive, among other things, an annual base salary in the amount of $500,000, participation in the Company's bonus plan as determined by the Compensation Committee of the Board of Directors and the inclusion of Mr. Bernhard in all plans and programs of the Company which are made available to the Company's executives and other salaried employees generally, including group life insurance, accidental death and dismemberment insurance, hospitalization, long-term disability, vacations and holidays. Mr. Bernhard is also entitled under the Employment Agreement to other benefits in addition to those made available to the Company's management, including providing him with acceptable Company vehicles and other means of transportation for his personal use and benefit.

     In the event Mr. Bernhard's employment is terminated as a result of his death or disability (as defined in the Employment Agreement), he or his legal representative will receive, among other payments, all amounts owed under his Employment Agreement as of the date of his death or disability. In the event Mr. Bernhard's employment is terminated by the Company for Cause (as defined in the Employment Agreement), Mr. Bernhard will receive all amounts owed to him under his Employment Agreement as of the date of termination. In the event Mr. Bernhard's employment is terminated by the Company other than for Cause, Mr. Bernhard will receive a lump sum payment equal to the full amount payable under the Employment Agreement.

     In connection with the acquisition by the Company of all of the outstanding capital stock of Alloy Piping Products, Inc. ("APP"), APP entered into an Employment Agreement with Mr. Brown whereby APP has agreed to employ him at an annual salary of $150,000 per year for a term of three years. Under the Agreement, Mr. Brown is also subject to certain non-competition and confidentiality covenants. The Company has also entered into a Consulting and Non-Competition Agreement (the "Non-Compete Agreement") with Mr. Brown under which the Company has agreed to retain Mr. Brown as a consultant and Mr. Brown has agreed to certain non-competition and confidentiality covenants in favor of the Company and its affiliates. The term of the Non-Compete Agreement is sixty
(60) months, each month during which Shaw has agreed to pay Mr. Brown $41,667. In connection with his employment, the Company also awarded to Mr. Brown options to purchase 35,000 shares of Shaw Common Stock under the Company's 1993 Employee Stock Option Plan. The options have an exercise price of $19.50 per share and are exercisable in 25% increments on each of April 5, 1997, 1998, 1999 and 2000 based upon continued employment.


     In connection with the Company's acquisition from Mr. Fronek in April 1994 of the businesses of Fronek Company and F.C.I. Pipe Support Sales, Mr. Fronek entered into a three-year employment agreement with the Company under which he is to receive an annual base salary of $200,000 and participation in the Company's bonus plan as determined by the Compensation Committee of the Board of Directors. He is also entitled to participation in all plans and programs of the Company which are made available to the Company's executives and other salaried employees generally. In addition, Mr. Fronek received options to acquire 5,000 shares of Common Stock, and the Company agreed to award other options to acquire up to 57,000 shares of Common Stock and make cash payments of up to $300,000 conditioned upon the future performance of the acquired businesses through the fiscal year ending August 31, 1997. Mr. Fronek did not receive any options or cash payments for the fiscal year ended August 31, 1995 because the acquired businesses did not attain the minimum performance set forth in his Employment Agreement. For fiscal 1996, the performance of the acquired businesses resulted in the award of options to purchase 12,000 shares of Common Stock at an exercise price of $9.59 per share (the fair market value at the date of award) and a bonus of $65,000 in cash. The options and cash bonus for fiscal 1996 have been adjusted from amounts previously disclosed (9,000 options/$50,000 cash) because of further negotiations between the Company and Mr. Fronek related to the performance of the acquired businesses. Further, Mr. Fronek has been awarded options to purchase 12,000 shares of Common Stock at an exercise price of $32.875 and a cash bonus of $65,000 as a result of the performance of the acquired businesses during fiscal 1997. Mr. Fronek's employment agreement with the Company is now terminated.


     In addition, the Company and Mr. Gill are parties to an Employment and Non-Competition Agreement dated March 20, 1997 entered into in connection with the acquisition of certain assets from Mr. Gill's businesses. See "Certain Relationships and Related Transactions."

STOCK PERFORMANCE GRAPH


     For the period commencing December 8, 1993 (the date of the Company's initial inclusion on the Nasdaq Stock Market) and ending August 31, 1997, the following line graphs provide a comparison of the total shareholder return on the Company's Common Stock with the return the Nasdaq Stock Market -- U.S. & Foreign Index (also called the Nasdaq Composite Index), the Standard & Poor's Small Cap 600 Index and the Russell 2000 Index. Because the Company is the only company with securities publicly traded in the United States securities markets that is primarily engaged in the business of fabricating piping systems, there is no similar industry peer group with which to compare the Company. Thus, the Company has selected as the most appropriate peer group the Russell 2000 Index, which is an index of companies with comparable market capitalizations. Further, on October 18, 1996, the Company's Common Stock began trading on the New York Stock Exchange, and prior to that time the stock was traded on the Nasdaq Stock Market. Because of such occurrences the Company has chosen the Standard & Poor's Small Cap 600 Index, rather than the Nasdaq Composite Index, as the broad equity market index to which the return of the Company's Common Stock will be compared. All amounts have been calculated as if all dividends, if any, were reinvested.


 COMPARISON OF THE 45 MONTH CUMULATIVE TOTAL RETURN AMONG THE SHAW GROUP INC., THE NASDAQ STOCK MARKET-U.S. & FOREIGN INDEX, THE STANDARD & POOR'S SMALL CAP
                      600 INDEX AND THE RUSSELL 2000 INDEX

                                                  NASDAQ
                                              STOCK MARKET-
     MEASUREMENT PERIOD          THE SHAW      U.S.&FOREIGN    S&P SMALLCAP    RUSSELL 2000
   (FISCAL YEAR COVERED)      GROUP INC.(1)       INDEX         600 INDEX         INDEX
DEC-8-1993                               100             100             100             100
AUG-31-1994                               88             102             102             104
AUG-31-1995                               66             140             124             125
AUG-31-1996                              227             152             141             139
AUG-31-1997                              149             212             189             179

---------------

(1) Based upon the price of $14.50 per share, the initial public offering price per share of the Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     Effective February 1, 1997, the Company acquired all of the outstanding capital stock of United Crafts, Inc. ("UCI") from the shareholders of UCI (the "Sellers"), N. Andrew Dupuy, Jr. ("Andy Dupuy"), his brothers Stephen P. Dupuy and Gregg A. Dupuy, his sister, Stacey Dupuy Fussell and his brother-in-law, Douglas L. Fussell ("Doug Fussell") for $8 million cash. The transaction was made pursuant to a Stock Purchase Agreement (the "Agreement") dated February 26, 1997 between the Company and the Sellers. The Agreement contains certain representations, warranties and covenants by the Sellers, including, among other things, a covenant not to compete for a period of two years. Further, to secure the Sellers' indemnity obligations under the Agreement, the Sellers placed $800,000 of the purchase price in escrow, for a period of one year or until claims for indemnity made during that period are disposed.



     Also in connection with the transaction, UCI entered into Employment and Non-Competition Agreements with Andy Dupuy and Doug Fussell with terms of three years and at annual salaries of $125,000 and $90,000 respectively. The agreements also contain a covenant not to compete for a period of two years following termination of employment. Also in connection with their employment, the Company awarded to Andy Dupuy and Doug Fussell, respectively, options to purchase 10,000 and 7,500 shares of Common Stock under the Company's 1993 Employee Stock Option Plan. The options have an exercise price of $20.25 per share and are exercisable in 25% increments on each of February 26, 1998, 1999, 2000 and 20001, based upon continued employment.



     On March 20, 1997, the Company acquired certain assets (including a non-compete covenant) of Merit Industrial Constructors, Inc. ("Merit") and an affiliated entity for approximately $1.3 million in cash, 22,500 shares of Shaw Common Stock and the assumption of approximately $340,000 in debt. The transaction was effected pursuant to an Asset Purchase, Non-Competition and Consultation Agreement (the "Asset Purchase Agreement") among the Company, Merit and Richard F. Gill, as well as a Purchase Agreement between the Company and an affiliate of Mr. Gill and Merit. The Asset Purchase Agreement contains certain representations, warranties and covenants by Merit and Mr. Gill, including a two-year non-compete agreement. The Asset Purchase Agreement also contains an agreement by Mr. Gill to provide certain consulting services to the Company for a period of five years.



     The Company, in connection with the foregoing, entered into a lease with an affiliate of Merit and Mr. Gill for an office building and related real estate located in Baton Rouge, Louisiana. The lease is for a five year term at a monthly rental of $5,400. The lease contains an option to purchase the office building and related real estate in favor of the Company, for which option the Company paid 40,000 shares of Common Stock. Also, in connection with the transaction, Mr. Gill and an affiliate placed the 62,500 shares of Common Stock in escrow to cover potential claims by the Company for indemnity pursuant to the Asset Purchase Agreement. The escrow arrangement is for a period of two years or until all claims for indemnity made during such period have been disposed. Furthermore, the Company entered into an Employment and Non-Competition Agreement with Mr. Gill whereby the Company agreed to employ Mr. Gill for a two year period at an annual salary of $200,000. The agreement also provides for an agreement by Mr. Gill not to compete with the Company for a period of two years following termination of employment. In connection with the employment of Mr. Gill, the Company also awarded to him options to purchase 25,000 shares of Common Stock pursuant to the terms of the Company's 1993 Employee Stock Option Plan. The options have an exercise price of $20.25 per share and are exercisable in 25% increments on each of March 20, 1998, 1999, 2000 and 2001, based upon continual employment.


     John W. Sinders, Jr., a director of the Company, is a managing director of Jefferies & Company, Inc., an investment banking firm that was an underwriter and acted as one of the representatives of the underwriters for the public offering of 2,659,118 shares of Common Stock, 2,000,000 of which were offered by the Company and 659,118 of which were offered by certain selling shareholders of the Company. The closing of such public offering was completed on December 23, 1996 at a price of $21.00 per share, less the underwriting discounts and commissions set forth in the Prospectus dated December 17, 1996 relating thereto. The Company also granted to the underwriters an option to purchase up to an additional 398,000 shares of Common Stock pursuant to such terms to cover over-allotments, which over-allotment option was exercised, and in connection therewith, the Company sold the additional 398,000 shares of Common Stock to the underwriters on January 15, 1997. The selling shareholders included J.M. Bernhard, Jr., Ron Brown and his father, Dale Brown, who sold 300,000; 100,000; and 94,118 shares of Common Stock, respectively, in such offering.


     The Company has, from time to time, made loans to certain of its executive officers and/or entities in which such persons have a material interest. Each such loan in which the indebtedness exceeded $60,000 at any time since the beginning of fiscal 1997 is listed below with the following information indicated for each: (i) the name of the borrower; (ii) the nature of the borrower's relationship with the Company; (iii) the largest amount of indebtedness outstanding at any time since the beginning of fiscal 1997; (iv) the nature of the loan and of the transaction in which it was incurred; (v) the amount outstanding as of November 30, 1997; and (vi) the interest rate charged thereon.



          (i) Merit Industrial Constructors, Inc. ("Merit"); (ii) controlled by Richard F. Gill, an executive officer of the Company; (iii) $475,000; (iv) made in connection with the acquisition by the Company of certain assets of Merit; (v) $475,000; (vi) 8%.



          (i) Edward L. Pagano; (ii) executive officer of the Company; (iii) $200,000; (iv) made in connection with Mr. Pagano's agreement to become employed by the Company; (v) $200,000; (vi) 0%.



          (i) George P. Bevan; (ii) executive officer of the Company; (iii) $130,000; (iv) made in connection with Mr. Bevan's employment; (v) $130,000; (vi) 0%.



The Company imputes interest on the loans to Messrs. Bevan and Pagano at the applicable federal rate and includes such amounts in their compensation for federal income tax purposes.


COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16"), requires the Company's directors and certain officers and beneficial owners of the Common Stock (collectively, the "reporting persons") to file with the Securities and Exchange Commission (the "SEC") reports of ownership and changes in ownership of the Common Stock. The reporting persons are required to furnish the Company with copies of all reports filed pursuant to Section 16(a).

     Based solely upon a review of such reports received by it, or written representations from certain reporting persons that no Form 5 reports were required for those persons, the Company believes that, during fiscal 1997, all filing obligations applicable to the reporting persons were complied with except as follows: Mr. Wootton failed to file timely a Form 4 report for a purchase of Common Stock in April 1997. In addition, solely as a result of a technical problem the Company encountered when attempting to make filings pursuant to EDGAR, Form 5 reports were filed one day late for Messrs. Sinders, Hoyle, McAlister, Grigsby, Fronek, Shepherd and Wilkie.

AUDITOR SERVICES

     The Company's consolidated financial statements for the fiscal year ended August 31, 1997, were audited by the firms of Arthur Andersen LLP and Hannis T. Bourgeois & Co., L.L.P., and such firms will remain as the Company's auditors until replaced by the Board of Directors. A representative of each such firm will be present at the 1998 Annual Meeting of Shareholders to respond to any appropriate questions and will have the opportunity to make a statement, if either of them so desires.

SHAREHOLDER PROPOSALS


     Any shareholder proposal to be considered by the Company for inclusion in the proxy materials for the 1999 Annual Meeting of Shareholders must be submitted in accordance with applicable regulations of the Securities and Exchange Commission and received by the Company at its principal executive offices no later than August 24, 1998.

     In order for a shareholder to bring any business or nominations before the 1998 Annual Meeting of Shareholders, certain conditions set forth in Section 7(b) of the amended and restated by-laws of the Company must be complied with, including, but not limited to, the delivery of a notice to the Secretary of the Company not less than 30 nor more than 60 days in advance of the 1998 Annual Meeting, or if fewer than 40 days notice or prior disclosure of the date of the 1998 Annual Meeting is given or made to the shareholders, not later than the tenth day following the day on which the notice of the date of the 1998 Annual Meeting was mailed or such prior disclosure was made. The requirements as to the form and content of such advance notice are set forth in Section 7(b) of the Company's amended and restated by-laws, a copy of which may be obtained by contacting the Company's Secretary at (504) 296-1140.

DETERMINATION OF BENEFICIAL OWNERSHIP

     As described below, the number of votes that each shareholder will be entitled to cast at the Annual Meeting will depend on when the shares were acquired and whether or not there has been a change in beneficial ownership since the date of acquisition with respect to each of such holder's shares.

     In certain cases record ownership may change but beneficial ownership for voting purposes does not change. The Company's articles of incorporation, as restated, states the exceptions where beneficial ownership is deemed not to have changed upon the transfer of shares of Common Stock.

     The Company's articles of incorporation, as restated, provide that each outstanding share of Common Stock will entitle the holder thereof to five votes on each matter properly submitted to the shareholders of the Company for their vote, waiver, release or other action; except that no holder of outstanding shares of Common Stock will be entitled to exercise more than one vote on any such matter in respect of any share of Common Stock with respect to which there has been a change in beneficial ownership during the four years immediately preceding the date on which a determination is made of the shareholders of the Company who are entitled to vote or to take any other action. A change in beneficial ownership of an outstanding share of Common Stock will be deemed to have occurred whenever a change occurs in any person or persons who, directly or indirectly, through any contract, agreement, arrangement, understanding, relationship or otherwise has or shares any of the following:

          (a) voting power, which includes, without limitation, the power to vote or to direct the voting power of such share of Common Stock;

          (b) investment power, which includes, without limitation, the power to direct the sale or other disposition of such share of Common Stock;

          (c) the right to receive or to retain the proceeds of any sale or other disposition of such share of Common Stock; or

          (d) the right to receive or retain any distributions, including, without limitation, cash dividends, in respect of such share of Common Stock.

     Without limiting the generality of the foregoing, the following events or conditions will be deemed to involve a change in beneficial ownership of a share of Common Stock:

          (a) in the absence of proof to the contrary provided in accordance with certain procedures set forth below, a change in beneficial ownership will be deemed to have occurred (i) whenever an outstanding share of Common Stock is transferred of record into the name of any other person and (ii) upon the issuance of shares in a public offering;

          (b) in the case of an outstanding share of Common Stock held of record in the name of a corporation, general partnership, limited partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, if it has not been established pursuant to the procedures set forth below that there has been no change in the person or persons who or that direct the exercise of the rights referred to in subparagraphs (a) through (d), inclusive, of the preceding paragraph with respect to such outstanding share of Common Stock during the four years immediately preceding the date on which a determination is made of the shareholders of the Company entitled to vote or to take any other action, then a change in beneficial ownership of such share of Common Stock shall be deemed to have occurred during such period;

          (c) in the case of an outstanding share of Common Stock held of record in the name of any person as a trustee, agent, guardian or custodian under the Uniform Gifts to Minors Act as in effect in any jurisdiction, a change in beneficial ownership will be deemed to have occurred whenever there is a change in the beneficiary of such trust, the principal of such agent, the ward of such guardian, the minor for whom such custodian is acting or a change in such trustee agent, guardian or custodian; or

          (d) in the case of outstanding shares of Common Stock beneficially owned by a person or group of persons who, after acquiring, directly or indirectly, the beneficial ownership of 5% of the outstanding shares of Common Stock, fails to notify the Company of such ownership within ten days after such acquisition, a change in beneficial ownership of such shares of Common Stock will be deemed to occur on each day while such failure continues.

     Notwithstanding any other provision in the Company's articles of incorporation, as restated, to the contrary, no change in beneficial ownership of an outstanding share of Common Stock shall be deemed to have occurred solely as a result of:

          (a) any transfer of any interest in an outstanding share of Common Stock pursuant to a bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including, without limitation, a gift that is made in good faith and not for the purpose of circumventing the provisions of the Company's articles of incorporation, as restated;

          (b) any changes in beneficiary of any trust, or any distribution of an outstanding share of Common Stock from trust, by reason of the birth, death, marriage or divorce of any natural person; the adoption of any natural person prior to age 18; or the passage of a given period of time or the attainment by any natural person of a specific age; or the creation or termination of any guardianship or custodial arrangement;

          (c) any appointment of a successor trustee, agent, guardian or custodian with respect to an outstanding share of Common Stock if neither such successor has, nor its predecessor had, the power to vote or to dispose of such share of Common Stock without further instructions from others;

          (d) any change in the person to whom dividends or other distributions in respect of an outstanding share of Common Stock are to be paid pursuant to the issuance or modification of a revocable dividend payment order;

          (e) any issuance of a share of Common Stock by the Company or any transfer by the Company of a share of Common Stock held in treasury other than in a public offering thereof, unless otherwise determined by the Board of Directors at the time of authorizing such issuance or transfer;

          (f) any giving of a proxy in connection with a solicitation of proxies subject to the provisions of Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

          (g) any transfer, whether or not with consideration, among individuals related or formerly related by blood, marriage or adoption ("relatives") or between a relative and any person controlled by one or more relatives where the principal purpose for the transfer is to further the estate tax planning objectives of the transferor or of relatives of the transferor;

          (h) any appointment of a successor trustee as a result of the death of the predecessor trustee (which predecessor trustee shall have been a natural person);

          (i) any appointment of a successor trustee who or which was specifically named in a trust instrument prior to December 8, 1993; or

          (j) any appointment of a successor trustee as a result of the resignation, removal or failure to qualify of a predecessor trustee or as a result of mandatory retirement pursuant to the express terms of a trust instrument; provided, that less than 50% of the trustees administering any single trust will have changed (including in such percentage the appointment of the successor trustee) during the four-year period preceding the appointment of such successor trustee.

     All determinations concerning changes in beneficial ownership, or the absence of any such change, shall be made by the Board of Directors of the Company or, at any time when the Company employs a transfer agent with respect to the shares of Common Stock, at the Company's request, by such transfer agent on the Company's behalf. In accordance with the Company's articles of incorporation, as restated, written procedures designated to facilitate such determinations are to be established and may be amended from time to time by the Board of Directors. Such procedures will provide, among other things, the manner of proof of facts that will be accepted and the frequency with which such proof may be required to be renewed. The Company and any transfer agent will be entitled to rely on any and all information concerning beneficial ownership of the outstanding shares of Common Stock coming to their attention from any source and in any manner reasonably deemed by them to be reliable, but neither the Company nor any transfer agent shall be charged with any other knowledge concerning the beneficial ownership of outstanding shares of Common Stock.

     In the event of any stock split or stock dividend with respect to the outstanding shares of Common Stock, each share of Common Stock acquired by reason of such split or dividend will be deemed to have been beneficially owned by the same person from the same date as that on which beneficial ownership of the outstanding share or shares of Common Stock, with respect to which such share of Common Stock was distributed, was acquired. Each outstanding share of Common Stock, whether at any particular time the holder thereof is entitled to exercise five votes or one vote, shall be identical to all other shares of Common Stock in all respects, and together the outstanding shares of Common Stock constitute a single class of shares of the Company.

     By resolution duly adopted by the Board of Directors of the Company pursuant to the foregoing provisions of the Company's articles of incorporation, as restated, the following procedures have been adopted for use in determining the number of votes to which a shareholder is entitled:

          (i) The Company may accept the written and signed statement of a shareholder to the effect that no change in beneficial ownership has occurred during the period following December 9, 1993, and until the date (December 9, 1997) on which a determination is made of the shareholders of the Company who are entitled to vote or take any other action at the Annual Meeting. Such statement may be abbreviated to state only the number of shares as to which such shareholder is entitled to exercise five votes or one vote.

          (ii) In the event the General Counsel of the Company, in his sole discretion, taking into account the standards set forth in the Company's articles of incorporation, as restated, deems any such statement to be inadequate or for any reason deems it in the best interest of the Company to require further evidence of the absence of change of beneficial ownership during such period preceding the record date, he may require such additional evidence and, until it is provided in form and substance satisfactory to him, a change in beneficial ownership during such period shall be deemed to have taken place.

          (iii) Information supplementing that contemplated by paragraph (i) and additional evidence contemplated by paragraph (ii) may be provided by a shareholder at any time but must be furnished at least three business days prior to any meeting of shareholders at which such shares are to be voted for any change to be effective at such meeting.

OTHER MATTERS

     The Board of Directors knows of no other matters which may be properly, or are likely to be, brought before the meeting. However, if any proper matters are brought before the meeting, the persons named in the enclosed Proxy will vote thereon as the Board of Directors recommends.

                       BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ T. A. Barfield, Jr.
                                            T. A. Barfield, Jr.
                                            Secretary

Baton Rouge, Louisiana

December 22, 1997

--------------------------------------------------------------------------------

                              THE SHAW GROUP INC.
              11100 MEAD ROAD, SECOND FLOOR, BATON ROUGE, LA 70816

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints J. M. Bernhard, Jr. and Edward L. Pagano as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of The Shaw Group Inc. held of record by the undersigned on December 9, 1997, at the annual meeting of shareholders to be held on January 23, 1998, or any adjournment hereof.

    Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing an attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

1. ELECTION OF DIRECTORS

[ ]  FOR all nominees listed in this in this      [ ]  WITHHOLD AUTHORITY to vote for all
     block (except as marked to the contrary)          nominees listed in this block

NOMINEES: Albert McAlister, J.M. Bernhard, Jr., William H. Grigg, L. Lane
          Grigsby, David W. Hoyle and John W. Sinders, Jr.

(INSTRUCTION: To withhold authority to vote any individual nominee write that nominee's name on the space provided below:)

--------------------------------------------------------------------------------

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

         [ ]  FOR               [ ]  AGAINST               [ ]  ABSTAIN

                       (Please Date and Sign on Reverse)

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

--------------------------------------------------------------------------------

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER, IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 and 2.

                                              I PLAN TO ATTEND MEETING  [ ]

                                              Dated

                                              ----------------------------------

                                              ----------------------------------

                                              ----------------------------------
                                              Signature

                                              ----------------------------------
                                              Signature if held jointly

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

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